EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PEMSTAR UPDATES STATUS OF MEXICO INVESTIGATION

AND REVISES FISCAL THIRD-QUARTER OUTLOOK

Announces Additional Cost-Reduction Initiatives

ROCHESTER, Minn. – Jan. 13, 2005 – PEMSTAR Inc. (Nasdaq: PMTRE), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today updated the status of its Mexico investigation. The company also revised its outlook for the fiscal 2005 third quarter ended December 31, 2004, and announced it has further reduced its workforce to lower selling, general, administrative and corporate (SG&A) expenses. Combining the added restructuring with earlier actions will yield annual savings of approximately $10 million.

Mexico Investigation Update

In a filing with the Securities and Exchange Commission (SEC) today, PEMSTAR reported that, due to accounting discrepancies at its Mexico facility, its previously filed financial statements for the year ended March 31, 2004, should no longer be relied upon. The company continues to estimate the amount involved as approximately $6.0 million and currently believes that the majority of that amount will impact the operating results included in its previously filed financial statements for the year ended March 31, 2004. The company is still considering whether its previously reported financial results for fiscal year 2003 and for the quarter ended June 30, 2004 will be impacted by the results of the Mexico investigation and may need to be restated as well. The company will file with the SEC an amended Form 10-K for the fiscal year ended March 31, 2004, which will include restated financial statements for that fiscal year and related audit reports. The company’s objective is to file the amendment no later than January 31, 2005. At the same time, the company plans to file its Form 10-Q for the quarter ended September 30, 2004, which filing has been delayed pending the outcome of the Mexico investigation.

Revised Outlook

PEMSTAR previously estimated third-quarter net sales of $175 million to $185 million, and a GAAP net loss of ($0.06) to ($0.17) per diluted share, including expected restructuring charges of ($0.04) to ($0.09) per diluted share.

(more)

The company now expects net sales for the fiscal 2005 third quarter at the low end of previous guidance, including inventory sales of approximately $2.0 million. The company anticipates a third-quarter net loss of ($0.32) to ($0.35) per diluted share, including restructuring charges of ($0.10) per diluted share. Several factors contributed to the higher-than-anticipated net loss.

•	Approximately $4.0 million to $5.0 million, or ($0.09) to ($0.11) per diluted share, stemmed from losses at PEMSTAR’s Mexico location, as well as certain Americas sites scheduled to be discontinued; costs from the Mexico accounting investigation; and, the previously announced phase out of unprofitable customers.

•	A shortfall of approximately $2.0 million to $3.0 million, or ($0.04) to ($0.07) per diluted share, resulted from slower-than-anticipated demand from semiconductor capital equipment customers, and a slower ramp up in the wireless handset and product development business.

Restructuring charges include:

•	Previously announced initiatives implemented in December which account for $4.0 million, or ($0.09) per diluted share; and

•	Additional workforce reductions that will result in restructuring charges of approximately $0.7 million, or ($0.01) per diluted share.

PEMSTAR plans to release actual fiscal third quarter 2005 results in the next few weeks.

As reported earlier, PEMSTAR is closing its Taunton, Mass., and Hortolandia, Brazil, facilities, and reducing its Americas workforce by consolidating overhead infrastructure in its Midwest and West Coast operations. The company also is eliminating surplus space at both its Chaska, Minn., and Rochester, Minn., locations. In total, these actions will eliminate approximately 190,000 square feet of manufacturing space, or 20 percent of the company’s Americas capacity. To further accelerate savings, PEMSTAR announced additional workforce reductions, many of which are senior-level corporate positions. Combined with PEMSTAR’s previously announced restructuring moves, the company will realize savings of approximately $10 million annually.

“These decisions are difficult, but necessary for PEMSTAR to improve its future financial performance,” said Roy Bauer, president and chief operating officer. “We are currently evaluating other ways to continue to improve the profitability of all PEMSTAR operations and our customer portfolio to take additional decisive actions to drive higher earnings.”

(more)

Upcoming Conference Call and Webcast

When PEMSTAR has completed all reviews of the Mexico investigation with its current and former independent audit firms and is prepared to file its Form 10-Q for the second quarter of fiscal 2005, the company will hold a conference call to provide details and answer questions. The company currently expects this to happen no later than January 31, 2005.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the Americas, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 14 locations worldwide.

(more)

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Bauer, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition; the outcome of the investigation currently being conducted at the company’s Guadalajara, Mexico facility and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in Exhibit 13.1 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

CONTACT:	At PEMSTAR:	At Padilla Speer Beardsley:
	Greg Lea	Matt Sullivan /Marian Briggs
	EVP & CFO	Direct: 612/455-1711
	507/292-6941	Main: 612/455/1700

Shayn Carlson
Exec. Director of Investor Relations
507-535-4025

# # #